EXHIBIT 16(b)(i)

CONFIDENTIAL

Execution Version

FEE FUNDING AGREEMENT

This Fee Funding Agreement, dated as of May 13, 2024 (this “Agreement”), is by and among each of the undersigned Persons identified as a Funding Party on Schedule A hereto (each a “Funding Party” and, collectively, the “Funding Parties”), Spaceship Purchaser, Inc., a Delaware corporation (“Parent”) and Squarespace, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (defined below).

1.          FUNDING AGREEMENT. To induce the Company to enter into the Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Merger Sub and the Company, pursuant to which, upon the terms and subject to the conditions in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, each of the Funding Parties, intending to be legally bound, hereby agrees to pay on a several and not joint basis (as opposed to a joint and several basis) to Parent, on the terms and subject to the conditions set forth herein, but only in circumstances in which Parent is obligated to pay the Parent Termination Fee under Section 8.3(c) of the Merger Agreement, its pro rata amount of the Obligations (defined below) (based on the percentage set forth opposite such Funding Party’s name in the second column (Percentage of Obligations) on Schedule A attached hereto, such Funding Party’s “Funding Percentage”), to enable Parent to satisfy its obligation to pay (i) the Parent Termination Fee solely to the extent payable pursuant to Section 8.3(c) of the Merger Agreement, (ii) any interest and other amounts payable pursuant to Section 8.3(e) of the Merger Agreement and (iii) the amount of any indemnification and expense reimbursement pursuant to Section 6.6(f) of the Merger Agreement (the “Obligations”); provided that the maximum amount payable by each Funding Party hereunder shall not exceed the dollar amount set forth opposite such Funding Party’s name in the third column (Cap) on Schedule A attached hereto, it being understood that the Company will not seek to enforce this Agreement against the relevant Funding Party for a dollar amount in excess of the amount set forth next to such Funding Party’s name in the third column (Cap) on Schedule A attached hereto (such amount with respect to each Funding Party, its “Cap”). This Agreement may only be enforced in accordance with its terms, pro rata based on the Funding Percentage of each Funding Party, and in the case of each Funding Party subject to its Cap hereunder. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. No Funding Party shall be required to pay any amount under this Agreement, if it has funded its full Commitment amount under its corresponding Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”).

2.         NATURE OF FUNDING COMMITMENT. The obligations of each Funding Party set forth herein, and subject to the terms and conditions hereof, are unconditional and irrevocable and continuing. The Company shall not be obligated to file any claim relating to any Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect any Funding Party’s liabilities or obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned to the Funding Parties for any reason whatsoever, each Funding Party shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof, including, without limitation, each Funding Party’s Funding Percentage of the Obligations and Cap) as if such payment had not been made. Notwithstanding any other provision of this Agreement, the Company hereby agrees that the Funding Parties may assert, as a defense to any payment or performance by the Funding Parties under this Agreement, any defense to such payment or performance that Parent may have under the terms of the Merger Agreement, other than defenses arising from bankruptcy or insolvency of Parent.

3.          CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Funding Party agrees that the Company may at any time and from time to time, without notice to or further consent of any Funding Party, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of any agreement between the Company and Parent, or any such other Person without in any way impairing or affecting any Funding Party’s obligations under this Agreement. Each Funding Party agrees that, except as set forth in this Agreement, its obligations hereunder shall to the fullest extent permitted by applicable Law, be absolute and unconditional irrespective of, and shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent, in each case, in accordance with the terms of the Merger Agreement, or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any escrow agreement or other agreement evidencing, securing or otherwise executed in connection with any of the Obligations so long as any such changes do not have the effect of increasing the Funding Percentage or the Cap of any Funding Party; (c) the addition, substitution or release of any Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or direct or indirect ownership of Parent, or any other Person interested in the transactions contemplated by the Merger Agreement so long as any such changes do not have the effect of increasing the Funding Percentage or the Cap of any Funding Party; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person interested in the transactions contemplated by the Merger Agreement so long as any such proceeding does not have the effect of increasing the Funding Percentage or the Cap of any Funding Party; (f) the existence of any claim, set-off or other right which any Funding Party may have at any time against Parent or the Company or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, each of the foregoing defenses being retained by the Funding Parties); or (g) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations. To the fullest extent permitted by applicable Law, with respect to any Funding Party’s Funding Percentage of the Obligations, such Funding Party hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. With respect to any Funding Party’s Funding Percentage of the Obligations, such Funding Party hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, each of the foregoing defenses being retained by the Funding Parties). Each Funding Party acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Agreement and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its Controlled Affiliates (as defined below) and shall direct its Representatives not to institute in the name of or on behalf of the Company or any other Person, any proceeding bringing claims arising under, or in connection with, the Merger Agreement or any Funding Party’s Equity Commitment Letter or the transactions contemplated by any of the foregoing, against the Funding Parties, Parent or the Parent Related Parties, except for claims (i) against the Funding Parties (or their respective successors or permitted assigns) under this Agreement to recover from each such Funding Party up to the amount of such Funding Party’s Funding Percentage of the Obligations (subject to such Funding Party’s Cap and the other limitations described herein), (ii) against a Funding Party (or its respective permitted assigns) pursuant to, and subject to the terms and conditions of, its Equity Commitment Letter, (iii) against Parent under Section 9.8(b) of the Merger Agreement in accordance with and subject to the terms and conditions thereof, and (iv) claims under the Confidentiality Agreement against the party thereto (collectively, the “Reserved Claims”). For purposes of this Agreement, “Controlled Affiliate” of any Person means any affiliate that such Person directly or indirectly controls (within the meaning of Rule 12b-2 of the United States Securities and Exchange Act of 1934, as amended) and, for purposes of this Agreement, includes the directors and officers of such Person when acting in their respective capacities as such. Notwithstanding anything to the contrary contained in this Agreement, the Company hereby agrees that to the extent Parent is relieved (other than by operation of any bankruptcy, insolvency or similar Law) of all or any portion of the Obligations under the Merger Agreement, each of the Funding Parties shall be similarly relieved, to such extent, of its obligations under this Agreement. If any amount shall be paid by any Funding Party to Parent at any time and from time to time pursuant to this Agreement, such amount shall be received and held in trust by Parent solely for the benefit of the Company, shall be segregated from other property and funds of Parent and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Funding Party’s Funding Percentage of the Obligations and Cap, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Agreement thereafter arising.

Each Funding Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of such Funding Party’s Funding Percentage of the Obligations, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash.

If any amount shall be paid to any Funding Party in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Funding Party and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Funding Party’s Funding Percentage of the Obligations, whether matured or unmatured, or to be held as collateral for such Funding Party’s Funding Percentage of the Obligations.

4.          NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder; provided, that notwithstanding anything to the contrary in this Agreement or otherwise, the Company may not pursue any rights or remedies against any Funding Party under this Agreement or otherwise in respect of such Funding Party’s Funding Percentage if the Company shall have obtained a grant of specific performance resulting in the consummation of the transactions contemplated by the Merger Agreement or the performance of such Funding Party’s obligations under its Equity Commitment Letter. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. Notwithstanding anything herein to the contrary, when pursuing its rights and remedies hereunder against any Funding Party, the Company must simultaneously assert and pursue its rights and remedies under this Agreement against all of the Funding Parties collectively, and shall not assert or pursue any rights and remedies under this Agreement against an individual Funding Party without asserting or pursuing such rights against all Funding Parties.

5.         REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a)        Each Funding Party hereby represents, warrants, and covenants severally and not jointly (nor jointly and severally), to the Company that:

(i)         it is duly formed and validly existing under the laws of the jurisdiction of its formation;

(ii)        it has all power and authority necessary to execute, deliver and perform this Agreement;

(iii)       the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of such Funding Party’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on such Funding Party or its assets;

(iv)       all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other Person necessary for the due execution, delivery and performance of this Agreement by such Funding Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement;

(v)       assuming the due authorization, execution and delivery of this Agreement by each of Parent and the Company, this Agreement constitutes a legal, valid and binding obligation of such Funding Party enforceable against such Funding Party in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (y) general equitable principles (whether considered in a proceeding in equity or at law); and

(vi)       such Funding Party is solvent and has the financial capacity to pay and perform its obligations under this Agreement, subject to the terms and conditions hereof, and that all funds necessary for such Funding Party to fulfill such Funding Party’s Funding Percentage of the Obligations (subject to its Cap) under this Agreement shall be available to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof.

(b)        Each Funding Party covenants and agrees that all funds necessary for such Funding Party to fulfill its Funding Percentage of the Obligations (subject to its Cap) under this Agreement shall be available to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof.

6.          NO ASSIGNMENT. Other than as expressly provided herein, neither any Funding Party nor the Company may, directly or indirectly, assign all or any portion of its rights, interests or obligations under this Agreement to any person without the prior written consent of the other parties hereto, the Company, and the Funding Parties, provided that each Funding Party may assign all or a portion of its rights and obligations hereunder to one or more of its Affiliates (other than, for the avoidance of doubt, any portfolio companies of such Funding Party, Parent or any subsidiary thereof) that is able to make the representations and warranties set forth in this Agreement and the Interim Investors Agreement, dated on or around the date hereof, by and among the Funding Parties and the other parties thereto (the “IIA”); provided, further, that such assignment would not result in, or reasonably be expected to result in any delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in the Merger Agreement and the assignee is capable of performing its obligations under this Agreement and the IIA, including having the financial capacity necessary to fund the Funding Percentage of the Obligations (subject to the applicable Cap) that are being assigned; provided, further, that no such assignment under this Section 5 shall relieve any Investor of any of such Investor’s obligations hereunder or be permitted (i) in violation of applicable Law or (ii) that would (x) require any licensing, regulatory consent or other regulatory proceeding to be obtained or participated in by any of the Funding Parties, Parent, Merger Sub or the Company (the “Transaction Parties”) or otherwise subject any Transaction Party or its affiliates to any additional regulation; or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of such Funding Party). Any purported assignment in violation of this Section 6 shall be null and void.

7.         NOTICES. All notices and other written communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by electronic mail transmission, when transmitted (but only when receipt is confirmed in writing (including by reply e-mail correspondence)). All notices and other written communications to the Company or Parent hereunder shall be delivered in accordance with Section 9.2 of the Merger Agreement. All notices and other written communications to the Funding Parties hereunder (or any assignee permitted in accordance with Section 6 hereunder) shall be delivered as set forth below:

To the Funding Parties:

c/o Permira Advisers LLC

320 Park Avenue, 23rd Floor

New York, NY 10022

Attention: Justin Herridge

Email:	Justin.Herridge@permira.com

legal@permira.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C., 20004

Attention:	Brian Mangino

Amber Banks

Mariclaire Brewer

Email:	Brian.Mangino@lw.com

Amber.Banks@lw.com

Mariclaire.Brewer@lw.com

8.          CONTINUING OBLIGATION; TERMINATION. Unless terminated pursuant to this Section 8, this Agreement shall remain in full force and effect and shall be binding on the Funding Parties and their respective successors and permitted assigns until payment in full of its Funding Percentage of the Obligations payable hereunder (subject to the Cap). Notwithstanding the foregoing, the obligations of each Funding Party under this Agreement, (including the obligation of each Funding Party to fund its Funding Percentage of the Obligations pursuant to Section 1 (subject to the Cap)), shall terminate (other than this Section 8 (except the first sentence of this Section 8) and Sections 9 through 19, all of which shall survive the termination of this Agreement) automatically and immediately upon the earliest to occur of (i) the Closing pursuant to the Merger Agreement and (ii) sixty (60) days following the termination of the Merger Agreement if the Company has not made a claim in writing for payment of any Obligation to Parent by such date; provided that, if the Merger Agreement has been so terminated and such claim has been made, this Agreement shall continue in full force and effect until the earliest to occur of (w) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of the Merger Consideration in accordance with the Merger Agreement, (x) a final, non -appealable order of a court of competent jurisdiction determining that the Funding Parties do not owe any amount under this Agreement, (y) a written agreement between the Funding Parties and the Company terminating the obligations and liabilities of the Funding Parties pursuant to this Agreement, and (z) payment in full of the Funding Percentage of the Obligations payable hereunder (subject to the Cap). Notwithstanding the foregoing, in the event that the Company or any of its Affiliates asserts in any litigation or other legal proceeding under, in respect of, or relating to, this Agreement, the Merger Agreement or the Equity Commitment Letters that the provisions of Section 1 hereof limiting the liability of each Funding Party pursuant to this Agreement to its Funding Percentage of the Obligations or the amount of its Cap or that any other provisions of this Section 8 or paragraph 2 of Section 3 or Sections 9 through 11 are illegal, invalid or unenforceable in whole or in part, or, the Company asserts in any litigation or other legal proceeding any theory of liability against the Funding Parties, the Investor Parties (as defined in the Equity Commitment Letters) or the Parent Related Parties with respect to the Merger Agreement, the Equity Commitment Letters, this Agreement, or the transactions contemplated by the Merger Agreement, other than asserting (i) the Company’s right to be paid (A) the Parent Termination Fee if required by the terms and subject to the conditions set forth in Section 8.3(b) of the Merger Agreement, (B) the Reimbursement Obligations if required by the terms and subject to the conditions set forth in Section 6.6(f) of the Merger Agreement and (C) any costs and expenses payable if required by the terms and subject to the conditions set forth in Section 8.3(e) of the Merger Agreement, (ii) claims against Parent under Section 9.8(b) of the Merger Agreement, (iii) claims against the Funding Parties under their respective Equity Commitment Letters or this Agreement (as limited by the provisions hereof, including Section 1, and thereof), (iv) claims under the Confidentiality Agreement against the other party thereto or (v) claims against the Accel Leaders 4 L.P. and Accel Leaders 3 L.P. under their respective Equity Commitment Letters in accordance with and subject to the respective terms thereof (as limited by the provisions thereof, including Section 1 thereof), then (a) the obligations of each Funding Party under this Agreement shall terminate ab initio and shall thereupon be null and void, (b) if any Funding Party has previously made any payments under this Agreement, it shall be entitled to have such payments refunded by the Company, and (c) no Funding Party shall have any liability to the Company or any of its Affiliates under this Agreement or its Equity Commitment Letter, or the transactions contemplated hereby or thereby.

9.         NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Agreement, or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that a Funding Party (or any assignee permitted in accordance with Section 6 hereof) may be a limited partnership, limited liability company or other entity, by its acceptance of the benefits of this Agreement, the Company acknowledges and agrees on behalf of itself and its Controlled Affiliates, and any Person claiming by, through or on behalf of any of them, that the Company has no right of recovery under this Agreement against, and no personal liability under this Agreement shall attach to, and no recourse under this Agreement shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than any assignees permitted in accordance with Section 6 hereof), members, managers or general or limited partners of each Funding Party, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager or Affiliate (other than any assignees permitted in accordance with Section 6 hereof) of any of the foregoing (collectively, but not including Parent or any of their respective Subsidiaries, and any assignees permitted in accordance with Section 6 hereof, the “Released Persons”),whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for (a) its rights to recover from each Funding Party (but not Released Persons) such Funding Party’s Funding Percentage of the Obligations (subject to its Cap and the other limitations described herein), and (b) the Funding Parties’ (but not the Released Persons’) obligations under their respective Equity Commitment Letters. Nothing set forth in this Agreement shall be construed to give to any Person (including any Representative of any Person) other than the Company any rights or remedies against any Person other than the Funding Parties as expressly set forth herein. For the avoidance of doubt, under no circumstances shall Parent be considered a Released Person.

10.        GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of- laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 of the Merger Agreement or in such other manner as may be permitted by applicable law, and nothing in this Section 10 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The parties hereto agree that any violation of this Section 10 shall constitute a material breach of this Agreement and shall constitute irreparable harm.

11.       WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.       CONFIDENTIALITY. This Agreement shall be treated by the parties hereto as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Merger Agreement. The existence and content of this Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Funding Parties and Parent; provided, however, that no such written consent shall be required (and each Funding Party and its Affiliates shall be free to release such information) for disclosures to each Funding Party’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds consultants and other representatives, so long as such persons are bound by obligations of confidentiality with respect to such information; provided, further, that no such written consent shall be required and the Funding Parties and Parent may disclose such information (including the existence of this Agreement) (i) to the extent required by law or the applicable rules of any national securities exchange or in connection with any securities filings relating to the transactions contemplated by the Merger Agreement or in connection with any litigation relating to the transactions contemplated by the Merger Agreement as permitted by or provided in the Merger Agreement and/or (ii) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof. This Agreement may not be used, circulated, quoted or otherwise referred to by the Company or any of its Affiliates in any document, except with the written consent of the Funding Parties; provided, however, that no such written consent shall be required (and the Company and its Affiliates shall be free to release such information) for disclosures to employees or legal, financial, accounting or other advisors, in each case, on a need-to-know basis, so long as such persons agree to keep such information confidential; provided, further, that no such written consent shall be required and the Company may disclose such information (including the existence of this Agreement) (i) to the extent required by law or the applicable rules of any national securities exchange or in connection with any securities filings relating to the transactions contemplated by the Merger Agreement or in connection with any litigation relating to the transactions contemplated by the Merger Agreement as permitted by or provided in the Merger Agreement and/or (ii) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof.

13.        ENTIRE AGREEMENT. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, between Parent and the Funding Parties or any of their Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto, including the Equity Commitment Letters and the Confidentiality Agreement.

14.        NO THIRD PARTY BENEFICIARIES. Except for the rights of the Released Persons under Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. This Agreement shall be binding on each of the Funding Party’s successors and permitted assigns.

15.        AMENDMENT. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Funding Parties, Parent and the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or any subsequent breach or as a waiver of any other term or condition of this Agreement. No failure on the part of any party to exercise, and no delay by any party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The Company shall not declare a breach of this Agreement by any Funding Party unless and until it delivers a written notice describing such breach to such Funding Party and provides such Funding Party with an opportunity to cure such breach for at least five (5) Business Days after receipt thereof.

16.        COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts (including by means of telecopied signature pages or electronic mail transmission with pdf format attachment or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), which will be deemed to have the same effect as physical delivery of a paper document bearing the original signatures), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this letter, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

17.        INTERPRETATION. All parties acknowledge that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

18.        RELATIONSHIP OF THE PARTIES. Each party hereto acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each of the Funding Parties under this Agreement are solely contractual in nature. Notwithstanding anything to the contrary contained in this Agreement, the liability of each Funding Party hereunder shall be several and not joint, not joint and several, and no Funding Party shall be liable for any amount hereunder in excess of its Cap or its Funding Percentage of the Obligations or such lesser amount as may be required to be paid by the Funding Parties.

19.        HEADINGS. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

PERMIRA VIII - 1 SCSP
by its portfolio manager and authorised representative PERMIRA PORTFOLIO MANAGEMENT LIMITED

By:	/s/ Thomas Amy
Name:	Thomas Amy
Title:	Director

PERMIRA VIII - 2 SCSP
by its portfolio manager and authorised representative PERMIRA PORTFOLIO MANAGEMENT LIMITED

By:	/s/ Thomas Amy
Name:	Thomas Amy
Title:	Director

PERMIRA VIII AIV LP1 L.P.
by its portfolio manager and authorised representative PERMIRA PORTFOLIO MANAGEMENT LIMITED

By:	/s/ Thomas Amy
Name:	Thomas Amy
Title:	Director

PERMIRA VIII AIV LP2 L.P.
by its portfolio manager and authorised representative PERMIRA PORTFOLIO MANAGEMENT LIMITED

By	/s/ Thomas Amy
Name:	Thomas Amy
Title:	Director

[Signature Page to Fee Funding Agreement]

PERMIRA VIII CIS SCSP
by its portfolio manager and authorised representative PERMIRA PORTFOLIO MANAGEMENT LIMITED

By:	/s/ Thomas Amy
Name:	Thomas Amy
Title:	Director

PERMIRA VIII CIS 2 SCSP by its general partner PERMIRA VIII GP S.À R.L.

By:	/s/ Cédric Pedoni
Name:	Cédric Pedoni
Title:	Manager

PILI 1 PORTFOLIO SCSP by its general partner
PILI 1 PORTFOLIO GP S.À R.L.

By:	/s/ Cédric Pedoni
Name:	Cédric Pedoni
Title:	Manager

PILI 2 PORTFOLIO SCSP by its general partner
PILI 2 PORTFOLIO GP S.À R.L.

By:	/s/ Cédric Pedoni
Name:	Cédric Pedoni
Title:	Manager

PILI 4 PORTFOLIO SCSP by its general partner
PILI 4 PORTFOLIO GP S.À R.L.

By:	/s/ Cédric Pedoni
Name:	Cédric Pedoni
Title:	Manager

[Signature Page to Fee Funding Agreement]

PERMIRA INVESTMENT CAPITAL LP by its general partner
PERMIRA INVESTMENT CAPITAL GP LIMITED

By:	/s/ Wikus van Schalkwyk
Name:	Wikus van Schalkwyk
Title:	Director

PERMIRA INVESTMENT CAPITAL II LP by its general partner
PERMIRA INVESTMENT CAPITAL GP LIMITED

By:	/s/ Wikus van Schalkwyk
Name:	Wikus van Schalkwyk
Title:	Director

PERMIRA INVESTMENT CAPITAL III LP by its general partner
PERMIRA INVESTMENT CAPITAL GP LIMITED

By:	/s/ Wikus van Schalkwyk
Name:	Wikus van Schalkwyk
Title:	Director

[Signature Page to Fee Funding Agreement]

SPACESHIP PURCHASER, INC.

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	Chief Executive Officer and President

[Signature Page to Fee Funding Agreement]

Accepted and Agreed to:

SQUARESPACE, INC.

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Chief Executive Officer

[Signature Page to Fee Funding Agreement]

SCHEDULE A

Funding Parties	Percentage of Obligations	Cap
Permira VIII - 1 SCSp	74.08775%	$187,306,170.01
Permira VIII - 2 SCSp	13.70171%	$34,640,205.92
Permira VIII AIV LP1 L.P.	2.63769%	$6,668,515.04
Permira VIII AIV LP2 L.P.	4.95214%	$12,519,826.83
Permira VIII CIS SCSp	2.19674%	$5,553,719.31
Permira VIII CIS 2 SCSp	0.00240%	$6,070.22
PILI 1 Portfolio SCSp	1.65071%	$4,173,275.61
PILI 2 Portfolio SCSp	0.24747%	$625,640.29
PILI 4 Portfolio SCSp	0.30013%	$758,777.38
Permira Investment Capital LP	0.06676%	$168,780.13
Permira Investment Capital II LP	0.06496%	$164,222.02
Permira Investment Capital III LP	0.09155%	$231,463.91
Total:	100.00000%	$252,816,666.67